Issuer Free Writing Prospectus dated June 21, 2016

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated July 21, 2016 and

Registration Statement No. 333-211748

ContraFect Corporation Names Steven C. Gilman, PhD Chief Executive Officer

YONKERS, NY, July 21, 2016 — ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW) (“ContraFect,” “we,” or the “Company”), a biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced that it has named Steven C. Gilman, PhD, as Chief Executive Officer of ContraFect, effective immediately. Dr. Gilman has served as Interim Chief Executive Officer since March 21, 2016. He will continue to serve as Chairman of the Board of Directors of ContraFect.

“The Board is pleased to have an executive with the experience and credentials of Steve Gilman to serve as Chief Executive Officer at ContraFect,” said Sol Barer, ContraFect’s Lead Independent Director. “Steve is a proven leader in the infectious disease field, and has extensive experience in the development and commercialization of new anti-infective agents.”

“In my time as Interim Chief Executive Officer I have worked closely with our team and am excited at the opportunity to bring forward the programs at ContraFect and support the company’s mission of creating new treatments for life-threatening infectious diseases,” said Dr. Gilman.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staph aureus) and influenza.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this press release include, without limitation, statements regarding Dr. Gilman’s opportunity to bring forward ContraFect’s programs and support the company’s mission, and the Company’s intention to address life-threatening conditions using product candidates from its lysin and monoclonal antibody platforms. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties, and actual results may differ materially from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, without limitation: the Company has incurred significant losses since its inception and may never achieve profitability; the Company’s recurring losses from operations could raise substantial doubt regarding its ability to continue as a going concern; the Company has no product revenues; the Company’s short operating history; the Company’s need for substantial additional funding; the Company may be required to suspend or discontinue clinical trials due to adverse side effects or other safety risks; clinical trials of the Company’s product candidates are subject to delays, which could result in increased costs and jeopardize its ability to obtain regulatory approval and commence product sales as currently contemplated; the Company’s dependence on its license agreements with Rockefeller that relate to CF-301; the Company’s dependence on clinical research organizations; the Company’s lack of experience in bringing a drug to regulatory approval; the Company’s ability to obtain regulatory approval of and commercialize its product candidates; the Company’s ability to attract and retain qualified personnel, and changes in management; difficulties in managing the Company’s growth; and the important factors described under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2016 and its other filings with the SEC. Any forward-looking statement made by the Company in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for an offering of its common stock and warrants. Before you invest in that offering, you should read the Preliminary Prospectus in that registration statement for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from the offices of: Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone: (800)  747-3924 or by email: prospectuspjc.com. You may obtain a copy of the Preliminary Prospectus at http://www.sec.gov/Archives/edgar/data/1478069/000119312516653739/0001193125-16-653739-index.htm .

Investor Relations Contact:

Paul Boni

ContraFect Corporation

Tel: 914-207-2300

Email: pboni@contrafect.com